UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 19, 2006

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

USEC Inc. (the "Company") today repaid the remaining $289 million of 6.625% senior notes due January 20, 2006 through the use of cash on hand and by drawing down approximately $78.5 million under its revolving credit facility on January 19, 2006. In August 2005, the Company put in place a $400 million revolving credit facility with JPMorgan Chase Bank, N.A, as administrative and collateral agent, and the other lenders thereunder. Following this draw down, approximately $78.5 million is outstanding on this facility and $25 million has been utilized for letters of credit, leaving approximately $296.5 million available for borrowing as of January 19, 2006. The Company intends to repay the $78.5 million draw down with funds from operations by the end of January. However, the Company may from time to time draw funds under the revolving credit facility for general corporate purposes.

The revolving credit facility is scheduled to expire on August 18, 2010. The approximately $78.5 million outstanding bears interest at the JPMorgan Chase Bank, N.A. prime rate plus 0.25%.

The Company’s obligations under the revolving credit facility are secured by assets of the Company and its subsidiaries, subject to certain exceptions. Borrowings under the revolving credit facility are subject to limitations based on percentages of eligible accounts receivable and inventory.

The foregoing description of the revolving credit facility is qualified in its entirety by reference to the Amended and Restated Credit Agreement dated August 18, 2005 filed as Exhibit 10.83 to the Company’s Current Report on Form 8-K, filed on August 23, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

January 20, 2006	By:	/s/ Ellen C. Wolf

Name: Ellen C. Wolf
Title: Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)